Exhibit 10.38

AMENDMENT

THIS AMENDMENT is made as of October 23, 2006 and amends the Employment Agreement dated as of November 10, 2000, and as amended as of February 13, 2006 (collectively the “Employment Agreement”) between DENDRITE INTERNATIONAL, INC. (“Dendrite”) and GARRY JOHNSON (“Employee”).  Unless defined in this Amendment, capitalized terms used in this Amendment will have the meaning set forth in the Employment Agreement.

WHEREAS, the Company and the Employee are parties to the Employment Agreement and wish to amend the Employment Agreement; and

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management;

NOW THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the Company and the Employee agree as follows:

1.             A new Section 3(b) is added to the Employment Agreement providing as follows:

3B.          SEVERANCE

(a)           If Employee’s employment hereunder is terminated by Dendrite for any reason other than termination by Dendrite for Cause, Disability or upon Employee’s death, Employee shall solely be entitled to (subject to any applicable off-sets) applicable payments and benefits in Sections 3A (the “Change in Control Severance Payment”) or 3B and Employee’s base salary through the date of his termination.

(b)           If Employee’s employment hereunder is terminated by Dendrite for any reason other than death, Cause, or Disability, Employee shall be entitled to receive severance payments of his monthly base salary for 12 months following his employment termination (calculated at the rate of base salary then being paid to Employee as of the date of termination) and his Final Annual Target Bonus (as defined below in Section 3B(e)).  The severance payments to be paid to Employee under this Section 3B shall be referred to herein as the “Severance Payment.”  The Severance Payment shall be paid to Employee in twelve consecutive equal monthly payments commencing in the payroll period following the date Employee signs the separation agreement described in Section 3B(d) below.  No interest shall accrue or be payable on or with respect to any Severance Payment.  In the event of a termination of Employee’s employment described in this Section 3B, he shall be provided continued “COBRA” coverage pursuant to Sections 601 et seq. of ERISA under Dendrite’s group health plan.  During the period which Employee receives the Severance Payment, his cost of COBRA coverage shall be the same as the amount paid by employees of Dendrite for the same coverage under Dendrite’s group health plan.  Notwithstanding the foregoing, in the event Employee becomes re-employed with another employer and becomes eligible to receive health coverage from such employer, the payment of COBRA coverage by Dendrite as described herein shall cease.  Employee agrees to notify Dendrite of any full-time employment that he begins while receiving the Severance Payment.

(c)            For purposes of clarification, under no circumstances is Employee entitled to receive payments under both Sections 3A and 3B, and Employee will not be entitled to any other severance payments from Dendrite.

(d)           The making of any Severance Payments, and the provision of benefits under Section 3B, is conditioned upon the signing of a general release in form and substance satisfactory to Dendrite under which Employee releases Dendrite and its affiliates together with their respective officers, directors, shareholders, employees, agents and successors and assigns from any and all claims he may have against them.  In the event Employee breaches any provisions of Sections 5 through 11 of the Employment Agreement, in addition to any other remedies at law or in equity, Dendrite may cease making any Severance Payment and any payments for COBRA coverage otherwise due under Section 3B.  Nothing herein shall affect any of Employee’s obligations or Dendrite’s rights under this Agreement.

(e)           Final Annual Target Bonus means the annual target bonus established for Employee in the fiscal year in which Employee’s employment terminates, or, if the annual target bonus has not been established for Employee in such fiscal year, then the annual target bonus for the prior fiscal year shall be used.

(f)            Notwithstanding the foregoing, any payments under this Section 3B may be delayed, for no more than six (6) months following termination of Employee’s employment, pursuant to Section 409A of the Internal Revenue Code (the “Code”), and, to the extent that any delay in any Severance Payment is attributable to Code Section 409A, interest on such Severance Payment shall accrue from the date otherwise scheduled for such payment under the terms of this Amendment until the date of actual payment at an annual rate of six percent (6%).

2.             Except as expressly modified by this Amendment, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the first date written above.

DENDRITE INTERNATIONAL, INC.

By:	/s/ Christine A. Pellizzari
Name:	Christine A. Pellizzari
Title:	Sr. Vice President, General Counsel and Secretary
Date:	November , 2006

/s/ Garry Johnson
Name:	Garry Johnson
Date:	November , 2006